EXHIBIT 99.1

Capitol Bancorp Center
200 Washington Square North
Lansing, MI 48933

2777 East Camelback Road,
Suite 375
Phoenix, AZ 85016
www.capitolbancorp.com

Contact:	Michael M. Moran
Chief of Capital Markets
877-884-5662

For Immediate Release

Capitol Bancorp Declares
An Increase In Its Quarterly Cash Dividend

51st Consecutive Quarterly Cash Dividend Reaches $0.18 Per Common Share

LANSING, Mich., and PHOENIX, Ariz.: April 26, 2005: The Board of Directors of Capitol Bancorp Limited (NYSE:CBC) today announced the Corporation’s 51st consecutive quarterly cash dividend. The dividend of $0.18 per common share represents a 13 percent increase over the $0.16 dividend paid in the same period in 2004 and a six percent increase over the $0.17 dividend paid in each of the last three quarters. The dividend is payable June 1, 2005 to shareholders of record as of May 9, 2005.

Capitol Bancorp’s Chairman and CEO, Joseph D. Reid, said the Corporation’s continued focus on the execution of its strategic growth plan, complemented by an unwavering focus on existing operations, is delivering strong financial results. “We remain committed to a disciplined and prudent growth strategy as well as to the continued delivery of shareholder value,” said Reid. “With current capital levels exceeding $400 million we are well-positioned to further expand our community bank network as opportunities are identified.” Capitol Bancorp currently has applications pending for de novo community banks in California, Colorado, Michigan and Washington, and recently announced it had acquired a majority interest in Peoples State Bank in Jeffersonville, Georgia.

The dividend declaration follows Capitol Bancorp’s recent announcement of record first quarter 2005 earnings, which exceeded $8 million for the first time in the Corporation’s history, and represented an increase of more than 81 percent over earnings reported for the same period in 2004.

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About Capitol Bancorp Limited

Capitol Bancorp Limited is a $3.2 billion community bank development company, with 34 individual bank charters and bank operations in nine states. Capitol Bancorp Limited identifies opportunities for the development of new community banks, raises capital, mentors a community bank through its formative stages, and manages its investments in its community banks. Each community bank has full local decision-making authority and is managed by an on-site president under the direction of a local board of directors composed of business leaders from the bank’s community. Capitol Bancorp Limited was founded in 1988 and has headquarters in Lansing, Mich. and Phoenix, Ariz.